Exhibit 10.2

THIRD AMENDMENT TO LEASE WITH OPTION TO PURCHASE AGREEMENT

This is the Third Amendment (the “Third Amendment”) dated June 9, 2025, to the PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (the “Agreement”) entered into by and between DECOMMISSIONING SERVICES LLC, a Nevada limited liability company (“Seller”), and COMSTOCK EXPLORATION AND DEVELOPMENT LLC, a Nevada limited liability company, and/or its affiliates or assignees (“Buyer”), as previously amended on the First Amendment on November 7, 2022, and the Second Amendment April 2, 2024. Buyer and Seller each may be hereinafter referred to as a “Party” and together as the “Parties.”

RECITALS:

A.    The Agreement provides for the purchase and sale of that certain parcel of land located at 200 Industrial Parkway, Moundhouse, Nevada, commonly known as Assessor Parcel Number (“APN”) 016-111-06, and more specifically described on Exhibit A annexed to the Agreement and incorporated by reference, herein referenced as (“Property 1”) and that certain unimproved real property located at 350 Industrial Parkway, Moundhouse, Nevada, commonly known as APN 016-111-07, and more specifically described on Exhibit A annexed to the Agreement and incorporated by reference, herein referenced as (“Property 2”), and together with Property 1 and approximately 10 acre feet of appurtenant water rights more specifically described on Exhibit B annexed to the Agreement and incorporated by reference (“Water Rights”) and improvements related to each of such properties, and any stockpiles of sand, gravel, asphalt or other materials quarried but not sold thereon (collectively, the “Property”).

B.    Pursuant to the Agreement, Seller agreed to sell the Property and Buyer agreed to purchase the Property, in exchange for the purchase price of $2,100,000 (the “Purchase Price”). Pursuant to the Second Amendment, the Purchase Price was increased to $2,200,000.

C.    Clause 1 of the Agreement states: “Within ten (10) business days of execution and delivery of this Agreement to Escrow by Seller, Buyer shall deliver $50,000 in cash (the “Deposit”) and 1,500,000 common shares of COMSTOCK MINING INC., a Nevada corporation (the “Shares”) with such cash and the cash proceeds of the Shares to be applied toward the Purchase Price.” Clause 4 of the Second Amendment states: “No later than April 12, 2024, Buyer shall deliver an additional 1,500,000 Shares to Seller, for a total of 3,000,000 Shares then owned and held in the name of Seller.”

D.    The Parties wish to extend the latest date of the closing to December 31, 2025, in consideration of Buyer’s agreement to increase the Shares to be applied towards the Purchase Price by 200,000.

AGREEMENTS:

In consideration of these recitals and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.    The Third Amendment is meant to be an addition to the Agreement and to the First and Second Amendments to the Agreement, and any provisions in those agreements shall still be active except as specifically modified by this Third Amendment.

2.    Paragraph 2(b) of the Agreement is hereby modified to provide that Closing shall occur no later than December 31, 2025.

3.    Buyer caused 1,500,000 Shares to be delivered to a brokerage account in the name of Seller pursuant to Clause 1 of the Agreement, and an additional 1,500,000 Shares pursuant to Clause 4 of the Second Amendment, cited above in Recitals (C). The Shares in the brokerage account were reduced to 300,000 due to a reverse split effective February 25, 2025. No later than June 15, 2025, Buyer shall deliver an additional 200,000 Shares to a brokerage account in the name of the Seller, for a total of 500,000 Shares, less any sales to date, owned and held in the name of Seller. The cash proceeds of the Shares received by Seller upon sale of the Shares shall be applied toward the Purchase Price, in accordance with Section 3 of the Agreement.

4.    Paragraph 5 of the Second Amendment is hereby modified as follows: Buyer will pay $75,000 per month to Seller on the first day of each month after the date of this Third Amendment, with $60,000 of each such payment applied to the Purchase Price, except that no such cash payment will be due after any month in which the sale of Shares results in proceeds greater than $60,000. These monthly payments shall continue, including the $15,000 that is not applicable to the purchase price, until the sum of such applied cash amounts plus previous applied cash payments plus the net proceeds from the sale of Shares equals $2,200,000. It is the responsibility of Seller to effect the sale of Shares and to obtain the proceeds therefrom, except that if for any reason beyond the control of Seller, it is not possible to sell all of the Shares prior to or within two months following the Closing, the ownership of the Shares shall revert to Buyer and the Buyer shall increase the cash payments accordingly.

5.    In Paragraph 9 of the Agreement (Failure to Close) the Default Date is modified to December 31, 2025, and the amounts of $200,000 shall be changed to “$400,000, plus any amounts paid under this Third Amendment including the amounts which are applied to the Purchase Price.” In the event the monthly payments outlined in paragraph (4) above are not paid when due, then Seller may give a 30 day notice in writing, and after that 30 days have elapsed, unless cured, the Agreement and its Amendments shall immediately terminate with the same effect as Failure to Close.

6.    Upon signing this Third Amendment, Seller asserts and confirms that all Seller’s Representations and Warrantees as presented in Paragraph 14 of the Agreement are true and correct, and that no conditions or factors exist which may change them, so far as it knows. Buyer acknowledges that upon signing of this Third Amendment it acknowledges that all Buyers Conditions of Closing (Paragraph 7 of the Agreement) have been met, or that it will waive such conditions upon closure of the sale. Furthermore, Buyer acknowledges that it knows of no existing issues which would conflict with Seller’s Representations and Warrantees, and that if such issues develop after the date of signing of this Third Amendment, it will work with Seller to resolve them. If such new issues are not resolved by December 31, 2025, then Buyer shall not use this as a reason for delaying the Closing.

7.    This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument. Counterpart signature pages may be delivered by fax or e-mail.

8.     Except as amended herein, the Agreement is hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized, as of the date hereof.

BUYER:
COMSTOCK EXPLORATION AND DEVELOPMENT LLC

By:	/s/ Corrado De Gasperis

Corrado De Gasperis, as CEO, and on behalf of, Comstock Inc., its Managing Member

SELLER:
DECOMMISSIONING SERVICES LLC

By:	/s/ Daniel W. Kappes
Daniel W. Kappes, President

3